Retirement Separation Agreement

This Retirement Separation Agreement (the “Agreement”) is entered into, effective as of March 21, 2025 (the “Effective Date”), by and among Rhinebeck Bancorp, Inc., a Maryland corporation (the “Company”), Rhinebeck Bank, a New York chartered savings bank and wholly owned subsidiary of the Company (the “Bank”) (the Company and the Bank are collectively referred to herein as the “Employer”), and Michael J. Quinn (the “Executive”) (the Employer and the Executive are collectively referred to herein as the “Parties”).

WITNESSETH

WHEREAS, the Executive is employed by the Employer pursuant to an Employment Agreement, dated September 6, 2018 (the “Employment Agreement”);

WHEREAS, the Executive wishes to voluntarily retire from his employment as President and Chief Executive Officer of the Company, the Bank, and Rhinebeck Bancorp, MHC (the “MHC”), and from the Board of  Trustees of the MHC and the Boards of Directors of the Company and the Bank (the Boards of the Company, the MHC and the Bank are collectively referred to herein as “the Boards of Directors”) (the MHC is included here for clarity but is not a party to this Agreement because the MHC is not a party to any of the Executive’s compensation arrangements);

WHEREAS, in recognition of the Executive’s contributions to the Company and the Bank, and in exchange for entering into and complying with certain restrictive covenants and other benefits and promises set forth herein, the Employer desires to provide the Executive with certain compensation set forth below; and

WHEREAS, the Parties intend that this Agreement shall supersede, and fully replace, the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.Retirement and Termination of Employment Agreement.  As of the Effective Date, the Employment Agreement shall fully terminate and have no further force or effect and shall be superseded and replaced in its entirety by this Agreement. The Executive acknowledges that in exchange for the payments set forth in Section 2 of this Agreement, and other valuable consideration, the Executive shall not be entitled, and hereby waives any claim, to any payment or other benefit under the Employment Agreement as of the Effective Date. Effective on December 31, 2025, or such earlier date as the Parties mutually agree in writing (the “Retirement Date”), the Executive, automatically and without any notice requirements, will retire as President and Chief Executive Officer of the Bank, the Company, and the MHC, as a member of the Boards and from all other positions, including, but not limited to, as an officer, director, trustee or committee member, with any subsidiary or affiliate of the Company, the Bank, or the MHC (“Retirement”).  Following the Effective Date and through the Retirement Date, the Executive agrees to continue in his role as President and Chief Executive Officer of the Company, the Bank, and the MHC and as a director on the Boards of the Directors; in addition, the Executive will render services reasonably necessary to assist with the onboarding of his successor to provide for an efficient and smooth transition. As of the Retirement Date, the Executive relinquishes any power of attorney, signing authority, trust authorization, corporate credit card or bank account signatory authorization that the Executive may hold on behalf of the Company, the Bank and/or their affiliates.
2.Consideration. Provided that the Executive complies with all other terms and conditions herein, including, but not limited to Sections 5 and 6, and in consideration for entering into and complying with the restrictive covenants in Sections 5 and 6, and with respect to payments and benefits to be provided following the Retirement Date, and that the Executive has timely executed a Release of Claims in the form attached as Exhibit A (no earlier than seven days prior the Retirement Date), the Executive shall receive the following payments and benefits, less all applicable withholdings and deductions required by law:

a.	Salary Continuation. From the Effective Date through December 31, 2025, Executive (or, in the event of his death prior to December 31, 2025, his surviving spouse or, if there is no surviving spouse, then his designated beneficiary, as set forth in writing and provided to the Company in accordance with Section 17, or if none, then his estate) will receive continued payment of the Executive’s current base salary at the rate in effect as of the Effective Date, paid in accordance with the Bank’s regular payroll practice.
b.	2025 Short-Term Incentive Bonus. The Executive will receive the Executive’s bonus under the Bank’s Short-Term Incentive and Retention Plan (the “Plan”) for 2025 if eligible according to the terms of the Plan, which will be paid in accordance with the Bank’s regular practice for paying such bonuses to all eligible participants, but no later than March 15, 2026.
c.	Continued Benefits. Provided that the Executive timely elects continued medical insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Bank shall pay the cost of the Executive’s monthly COBRA premiums at the same level of coverage in effect with respect to Executive (and his dependents, covered as of the Retirement Date) until the Executive becomes eligible for Medicare (or through the Executive’s 65th birthday, whichever date is earlier).

d.	Accrued Paid-Time Off. The Bank shall pay the Executive any accrued but unused paid-time off as of the Retirement Date in accordance with the Bank’s personnel policies and practices.

e.	SERP. The Executive is entitled to benefits under the Supplemental Executive Retirement Plan dated January 1, 2008, as amended (the “SERP”) pursuant to the provisions of the SERP which are not modified or otherwise altered by the provisions of this Agreement or the Release. For clarity, the Company, the Bank and the Executive acknowledge and agree that (i) the Executive will be entitled to the SERP benefit calculated as of the Retirement Date, (ii) the Executive will receive the SERP benefits in accordance with the terms of the SERP, and (iii) the Executive’s vested annual benefit shall be $108,000, payable in accordance with the terms of the SERP, for 20 years in equal monthly installments, commencing on the last day of the month following the Executive’s 65th birthday. If the Executive dies either before benefit distributions commence or during the distribution of a benefit, the Bank shall make all required distributions to the Beneficiary designated by the Executive on the Beneficiary Distribution Form as defined in the SERP. In the event of a Change in Control, as such term is defined in the SERP, the terms of the SERP shall govern.
f.	Life Insurance Replacement Plan. The Executive shall continue to be covered under the Life Insurance Replacement Plan following the Retirement Date in accordance with the provisions of and to the extent set forth in the Life Insurance Replacement Plan.
g.	Vested Stock Options. The Executive’s outstanding vested stock options granted under the Company’s 2020 Equity Incentive Plan shall remain exercisable for a period of three months following the Retirement Date in accordance with the applicable award agreement pursuant to which they were granted.
h.	Club Membership. The Bank will continue to pay the Executive’s golf, country club and gym membership fees that are currently provided by the Bank as of the Effective Date through December 31, 2025.
i.	Automobile. The Bank will continue to provide the use of a Company-owned automobile through the Retirement Date.
j.	Long-Term Incentive and Retention Plan. The Executive’s vested benefit under the Long-Term Incentive and Retention Plan (the “Deferred Comp Plan”) will be paid pursuant to the provisions of the Deferred Comp Plan which are not modified or otherwise altered by the provisions of this Agreement or the Release. For clarity, the Company, the Bank and the Executive acknowledge and agree that the Executive’s vested balance under the Deferred Comp Plan will be distributed in a lump sum on the first day of the seventh month following the Retirement Date, to the extent necessary to comply with Section 409A (defined below). In the event of a Change in Control, as such term is defined in the Deferred Comp Plan, the terms of the Deferred Comp Plan shall govern.
3.Effect of Certain Terminations. If the Executive’s employment is terminated for “Cause” prior to the Retirement Date, this Agreement shall immediately and automatically terminate as of the date of the Executive’s termination of employment for Cause, and all payments and obligations under this Agreement shall immediately cease.  For purposes of this Agreement, the term “Cause” shall have the same meaning set forth in the Employment Agreement.
4.Unauthorized Disclosure. Other than during the term of and in the normal course of the Executive’s employment, the Executive shall not, without the written consent of the Boards of Directors, knowingly disclose to any person any material confidential information obtained by him while in the employ of the Employer with respect to any of the Employer’s products or services, financial plans, strategic plans, proprietary information, prospective asset dispositions or acquisitions, employee information, processes, customer information, technology, vendors or other third-party relationship partners (including the specific identities, names and addresses of key contacts for clients, vendors or other third-party relationship partners, but excluding the identities and contact information for clients/customers, vendors or other third-party relationship partners that is retained by the Executive through memory only), methods of business or operation or any business practices the disclosure of which could be or will be damaging to the Employer; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent, or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Employer or any information that must be disclosed as required by law.  This definition also applies to the Confidential Information of the Bank’s clients, vendors or other third-party relationship partners.
5.Restrictive Covenants.
a.	Non-Solicitation/Non-Competition. The Executive hereby covenants and agrees that at all times during the period of the Executive’s employment with the Bank and for one year following the Retirement Date, Executive shall not, without the written consent of the Bank, either directly or indirectly:
A.	solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank, or any of its respective parents, subsidiaries or affiliates, to terminate his or her employment with the Bank and/or accept employment with another employer; or
B.	become an officer, employee, consultant, director, independent contractor, agent, joint venturer, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union or similar type financial institution or other institution engaged in the business of accepting deposits or making loans, bank or bank holding company, insurance company or agency, wealth management firm, broker dealer or a company that sells non-deposit investment products, any mortgage or loan broker or any other entity that competes with the business of the Bank or any of their direct or indirect subsidiaries or affiliates within the State of New York ; or
C.	solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.
6.Mutual Non-Disparagement. The Employer agrees that it will direct its Executive Officers and Directors not to disparage the Executive in any manner that is harmful to the Executive, the Executive’s business reputation or personal reputation.  The Executive agrees and covenants that he shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, or false, or disparaging remarks, comments, or statements concerning the Employer or its/their businesses, or any of its/their employees, officers, or directors and its/their existing and prospective customers, suppliers, investors, and other associated third parties, either now or in the future, including any successors.  The provisions of this Section 6 do not apply to any truthful statement required to be made by the Executive or the Employer (including its directors and executive officers) in any legal proceeding or governmental or regulatory investigation or inquiry.
7.Return of Company Property and Documents. The Executive agrees that, at the time of his retirement, he will deliver to the Employer any and all Company and Bank property, including, but not limited to, keys, security codes or passes, mobile telephones, records, data, notes, reports, customer lists, company files, proposals or confidential records or reports, on line subscriptions, iPad(s), printer(s), computer(s), laptop(s), lists, correspondence, specifications, drawings, artwork, software programs or software licenses, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by the Executive during and/or in connection with the course of his employment.
8.Cooperation.  The Executive agrees to cooperate with the Bank, the Company and their counsel in connection with any investigation, regulatory matter, administrative proceeding or litigation relating to any matter in which the Executive was involved or of which the Executive has knowledge as a result of employment with the Bank and the Company. In connection with any such requested cooperation, the Executive will be reimbursed for previously approved reasonable out-of-pocket expenses.
9.Remedies. In the event of a breach or threatened breach by the Executive of this Agreement, the Executive hereby consents and agrees that money damages would not afford an adequate remedy and, therefore, the Employer shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing actual damages or the requirement of posting a bond. Any equitable relief shall be in addition to, and not in lieu of, legal remedies, monetary damages, and other available relief.
10.Successors and Assigns.
a.	The Employer may assign this Agreement at any time. This Agreement shall inure to the benefit of the Employer and its successors and assigns.
b.	The Executive may not assign this Agreement in whole or in part. Any purported assignment by the Executive contrary to the terms of this Agreement shall be null and void from the initial date of the purported assignment.
c.	The Employer shall not effect a transaction that (or enter into an agreement that, if consummated) would result in the occurrence of a Change in Control (as such term is defined in the Employment Agreement), unless the succeeding or continuing bank, corporation, firm, entity or person agrees to assume and discharge the obligations of the Employer under this Agreement. Upon the occurrence of such an event, the term “Employer” as used in this Agreement shall be deemed to refer to the successor or survivor entity.
11.Governing Law, Venue, and Jurisdiction. This Agreement and all matters arising out of or relating to this Agreement and the Executive’s employment and/or termination of employment, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply. Any action or proceeding initiated by either of the Parties to enforce this Agreement shall be brought only in the state or federal court(s) located in Duchess County, New York. The Parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.
12.Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by the Executive and an authorized representative of the Employer. No waiver by either Party of any breach of any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either Party in exercising any right, power, or privilege under this Agreement operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.
13.Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, or enforceable only if modified, such finding shall not affect the validity of the remainder of this Agreement, which shall remain in full force and effect and continue to be binding on the Parties. In the event a court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth in Section 5 are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent that the court deems reasonable, and the Agreement shall thereby be reformed.
14.Interpretation. The captions and headings this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to any such caption or heading. Moreover, this Agreement shall not be construed against either Party as the author or drafter of the Agreement.
15.Certain Applicable Law.
a.	Section 409A. This Agreement is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) under the “short-term deferral rule” and, in the event that any payments hereunder are determined not to be exempt, this Agreement is intended to comply with Section 409A, including the any other exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Employer be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.
b.	Regulatory Provisions. In no event shall the Bank or the Company be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. sec. 1828(k)), 12 C.F.R. Part 359, or any other applicable law.
16.Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart’s signature page of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.
17.Notice Provision. All notices by the Executive to the Bank must be given in writing to the Chairman of the Boards of Directors, Mr. William Irwin, 7 Cramer Road, Rhinebeck, NY 12572, and all notices by the Bank and/or the Company to the Executive must be given to in writing to, Michael J. Quinn, 32 Heather Drive, Wappingers Falls, NY 12590.
18.Entire Agreement. Unless specifically provided herein, this Agreement contains all understandings and representations between the Employer and the Executive relating to the terms of his Retirement and supersedes all previous and/or contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, regarding the subject matter set forth herein. The Parties expressly acknowledge and agree that the payments and benefits contemplated in Section 2 of this Agreement shall be conditioned upon Executive’s compliance with his continuing obligations hereunder, and shall be made in lieu of any payments under the Employment Agreement which, upon execution of this Agreement, shall be deemed null and void.
19.Acknowledgement/Full Understanding. The Executive acknowledges and agrees that he has had the opportunity to seek the advice of counsel of his choosing, and that he has fully read, understands, and voluntarily enters into this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Retirement Separation Agreement as of the date(s) set forth below.

ATTEST:RHINEBECK BANK

/s/ Karen Morgan-D’Amelio /s/ William C. Irwin

William C. Irwin, Chairman of the Board

Date: March 21, 2025

ATTEST:RHINEBECK BANCORP, INC.

/s/ Karen Morgan-D’Amelio /s/ William C. Irwin

William C. Irwin, Chairman of the Board

Date: March 21, 2025

WITNESS:EXECUTIVE

/s/ Karen Morgan-D’Amelio /s/ Michael J. Quinn

Michael J. Quinn

Date: March 21, 2025

Retirement Separation Agreement

Exhibit A

Release of Claims

This Release of Claims (“Release”) is entered into by and among Rhinebeck Bancorp, Inc., a Maryland corporation (the “Company”), Rhinebeck Bank, a New York-chartered savings bank and wholly owned subsidiary of the Company (the “Bank”) (the Company and the Bank are collectively referred to herein as the “Employer”), and Michael J. Quinn (the “Executive”) (the Employer, and the Executive are collectively referred to herein as the “Parties”).

1.Retirement Date.  The Executive’s last day of employment with the Employer is December 31, 2025 (the “Retirement Date”). After the Retirement Date, the Executive will not represent himself as an employee, officer, director, trustee, attorney, agent, or representative of the Employer for any purpose.
2.Consideration. Except as otherwise set forth in this Release, the Retirement Date is the employment termination date for the Executive for all purposes, meaning, the Executive is not entitled to any further compensation, monies, or other benefits from the Employer, including coverage under any benefit plans or programs sponsored by the Employer, as of the Retirement Date except as provided in Section 2 of the Retirement Separation Agreement (the “Agreement”) (to which this Release is attached) and subject to the conditions and terms of the Agreement.  The Executive understands and acknowledges that this Release and the Agreement provide the Executive with benefits that the Executive is not otherwise entitled to receive and that the Executive is not entitled to any further compensation, rights, benefits or privileges. The Executive expressly acknowledges and confirms that the only consideration for this Release are the terms and provisions stated in this Release and the Agreement; that no other promises or agreements of any kind have been made to the Executive by the Employer or any of the Employer’s employees, officers, board members, trustees, representatives, agents, attorneys or any person acting for any of them, to cause the Executive to sign this document.
3.Executive Representations. Except to the extent specifically set forth in Section 5 of this Release, the Executive specifically represents, warrants, and confirms that the Executive:
a.	will have all benefit accruals terminate as of the Retirement Date;
b.	has been properly paid for all hours worked for the Employer; and
c.	has received all salary and other compensation due to the Executive, with the exception of the items set forth in Section 5 of this Release and the Executive’s final payroll check for salary, wages, and accrued unused paid time off through and including the Retirement Date in accordance with the Bank’s personnel policies and procedures, which will be paid on the next regularly scheduled payroll date for the pay period including the Retirement Date.

The Executive understands, acknowledges, and agrees that the payments and benefits set forth in this Release and the Agreement exceed what the Executive is otherwise entitled to receive on retirement, and that these payments and benefits are being given as consideration in exchange for executing this Release and the Agreement, including, but not limited to, the general release contained in the former and the restrictive covenants contained in the latter. The Executive further agrees that he is not entitled to any additional payment or consideration not specifically referenced in this Release or the Agreement.

4.Release of Claims. The Executive, for him and his heirs, successors and assigns, and anyone claiming by or through them (collectively the “Releasing Parties”) irrevocably and unconditionally fully releases, waives and forever discharges the Bank, the Company, their parents, subsidiaries and affiliates, and each of their respective directors, officers, trustees, agents, attorneys, present and former employees, partners, investors, members, shareholders, insurers, predecessors, successors, assigns, and representatives of any kind (collectively “Released Parties”) from any and all claims, demands, suits, causes of action, obligations, promises, damages, fees, covenants, agreements, attorneys’ fees, costs, expenses, debts, contracts and torts of every kind whatsoever, known or unknown, at law or in equity, presently due or contingent, foreseen or unforeseen, liquidated or unliquidated, which the Executive ever had, now has or may have against the Released Parties for, upon or by reason of any matter, cause or thing whatsoever as of the time the Executive signs this Agreement (collectively “Released Claims”).  Without limitation,

Retirement Separation Agreement

Exhibit A

the Released Claims include all claims relating to, arising out of or under or connected with:  the Executive’s employment and/or termination of employment; owe the payment of wages, salary, or any other benefit the Executive received or claims the Executive should have received in connection with the Executive’s employment. By way of example and not in limitation, Released Claims include any claims arising out of, related to, or in connection with any and all claims under: the Civil Rights Acts of 1866, 1871, 1964 and 1991; 42 U.S.C. § 1981; the Age Discrimination in Employment Act (“ADEA”); the Americans with Disabilities Act; the Genetic Information and Nondiscrimination Act; the National Labor Relations Act; the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims); the Rehabilitation Act of 1973; the Fair Labor Standards Act; the Equal Pay Act; the Employee Retirement Income Security Act of 1974, as amended (ERISA); the Vietnam-Era Veterans’ Readjustment Act of 1974; the Immigration and Nationality Act; the Uniformed Services Employment and Reemployment Rights Act; Executive Order 11246; the Occupational Safety and Health Act; section 806 of the Sarbanes-Oxley Act; the federal Worker Adjustment Retraining Notification Act; the New York State WARN Act; the New York State Human Rights Law; the New York State Labor Law (including without limitation sections 194, 201-d, 740 and 741); sections 120 and 241 of the New York Workers’ Compensation Law; the New York City Human Rights Law; the New York City Earned Sick Time Act; and the New York State Labor Law for breach of contract of employment, express or implied; libel, slander, fraud, wrongful discharge, promissory estoppel and any other claim under the common law of New York or any other state; and all and any other federal, state or local law (rule, statute, ordinance, or otherwise), including any amendments and their respective implementing regulations, that may be legally waived and released.
5.Rights and Claims that Survive Signing of this Release.
a.	Notwithstanding anything to the contrary herein, by signing this Release, the Executive does not release or waive: (a) any claim that may arise after the Executive signs this Release; (b) any claim for vested benefits that the Executive may have under the Employer’s retirement or welfare benefit plans, including, but not limited to, the Supplemental Executive Retirement Plan dated January 1, 2008, as amended, and the Long-Term Incentive and Retention Plan, as of the Retirement Date, in accordance with the terms and conditions of the applicable plan; (c) any claim for continued health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or similar state law; (d) any claim for workers’ compensation benefits or unemployment insurance benefits, subject to the terms and conditions thereof; (e) the right to file a complaint with or participate in an investigation, hearing or proceeding of any Government Entity, as defined in Section 6 below, to the extent such right by law cannot be waived; (f) the right to enforce this Release or the Agreement; or (g) any claim that may not be released or waived by law.
b.	The Executive waives the right to file any action, charge, or complaint on his own behalf, and to participate in any action, charge, or complaint that may be made by any other person or organization on the Executive’s behalf, with any federal, state, or local judicial body, court, or administrative agency against the Employer, except as set forth in this Section 5(b), Section 6, or where such waiver is prohibited by law. Should any such action, charge, or complaint be filed, the Executive agrees to not accept any relief or recovery therefrom. The Executive confirms that no action, charge, or complaint of any kind is currently pending of which he is a party or has knowledge. Except as prohibited by law, in the event that any such action, charge, or complaint is filed, it shall be dismissed with prejudice upon presentation of this Release, and the Executive shall reimburse the Employer for the fees and costs, including attorneys’ fees, of defending such action, charge, or complaint. The Executive acknowledges and understands that nothing in this Release shall interfere with his right to file a charge, cooperate, or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or any other federal, state, or local regulatory agency. However, the Executive further acknowledges and understands that any payment made in connection with this Release shall be the sole relief provided to the Executive for the claims released herein and that he is not entitled to recover, and agrees to waive, any monetary benefits or recovery against the Employer in connection with any such claim, charge, or proceeding without regard to who has initiated such claim, charge, or proceeding.
6.Certain Permissible Disclosure and Communication.

Retirement Separation Agreement

Exhibit A

a.	Securities Exchange Act Rule 21F-17. Nothing in this Release shall prohibit or impede the Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (each a “Government Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Government Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided that in each case such communications and disclosures are consistent with applicable law. The Executive does not need prior authorization of (or to give notice to) the Company and/or the Bank regarding any such communication or disclosure.
b.	Defend Trade Secrets Act. The Executive hereby confirms that the Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely to report or investigate a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.
c.	Other. Notwithstanding the foregoing provisions in this Section 6, under no circumstance will the Executive be authorized to disclose any information covered by the Company’s and/or the Bank’s attorney-client privilege or the Company’s and/or the Bank’s attorney work product (i) without prior written consent of the Company’s General Counsel or other officer designated by the Company, or (ii) unless such disclosure of that information would otherwise be permitted pursuant to 17 CFR 205.3(d)(2), applicable state attorney conduct rules, or otherwise under applicable law or court order.
7.No Admission of Liability. The Executive agrees that neither this Release, nor the furnishing of consideration as stated herein, shall be deemed, or construed at any time for any purpose, as an admission by the Employer of any liability or unlawful conduct of any kind.
8.Full Understanding. By executing this Release, the Executive represents and agrees that at the time of executing this Agreement, the Executive was not affected or impaired by illness, use of alcohol, drugs or other substances or otherwise impaired.  The Executive is competent to execute this Agreement:
a.	This Release is entered into knowingly and voluntarily;
b.	The Executive is receiving consideration from the Employer in addition to anything of value to which he is already or otherwise entitled;
c.	The Executive has been given a reasonable amount of time, at least twenty-one days, to consider this Release, and he has chosen to execute it on the date set forth below his signature;
d.	This Release may be revoked within seven days following the Executive’s execution by the Executive giving written notice of revocation to the corporate secretary of the Company prior the expiration of the seven-day revocation period; if notice of revocation is not timely delivered to the corporate secretary of the Company, this Release will become effective on the eighth day following the date of its execution by the Executive; and
e.	The Executive has been advised to consult with an attorney.
9.	Miscellaneous Provisions.

Retirement Separation Agreement

Exhibit A

a.	This Release shall not be signed earlier than seven days prior to the Retirement Date.
b.	Should any provision of this Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provisions shall immediately become null and void, leaving the remainder of this Release in full force and effect.
c.	This Release may not be modified, altered, or changed except upon express written consent of both Parties.
d.	This Release shall be governed by and interpreted under the laws of the State of New York.

[SIGNATURE PAGE FOLLOWS]

Retirement Separation Agreement

Exhibit A

IN WITNESS WHEREOF, the Parties have executed this Release of Claims as of the date(s) set forth below.

ATTEST:RHINEBECK BANK

/s/ Karen Morgan-D’Amelio /s/ William C. Irwin

William C. Irwin, Chairman of the Board

Date: March 21, 2025

ATTEST:RHINEBECK BANCORP, INC.

/s/ Karen Morgan-D’Amelio /s/ William C. Irwin

William C. Irwin, Chairman of the Board

Date: March 21, 2025

WITNESS:EXECUTIVE

/s/ Karen Morgan-D’Amelio /s/ Michael J. Quinn

Michael J. Quinn

Date: March 21, 2025